June 1, 2001



State Street Bank and Trust Company
225 Franklin Street
Boston, MA  02110

Re:      JOHN HANCOCK INVESTMENT TRUST
           John Hancock Fundamental Value Fund

Dear Sirs:

         John Hancock Investment Trust (the "Trust"), a Massachusetts business trust, on its own behalf and on behalf of the above-named series of the Trust (the "Fund") hereby notifies State Street Bank and Trust Company (the "Bank") that the Trust desires to place and maintain the Fund's securities and cash in the custody of the Bank pursuant to the Amended and Restated Master Custodian Agreement between John Hancock Mutual Funds and the Bank dated March 9, 1999 to be effective June 1, 2001.

         If the Bank agrees to provide such services, please sign below and return a signed original of this letter to the undersigned.


STATE STREET BANK               JOHN HANCOCK INVESTMENT TRUST
AND TRUST COMPANY               On behalf of John Hancock Fundamental Value Fund



By: /s/Joseph L. Hooley, Jr.                By: /s/ Maureen R. Ford
    ----------------------------            -----------------------
    Name: Joseph L. Hooley, Jr.             Name:  Maureen R. Ford
    Title: Executive Vice President         Title: President



Attest: /s/Jean S. Carr                          Attest: /s/Wendie Anne Vincent
        ---------------                                  ----------------------


s:\funds\invstrst\fundamental value\fundamental value custodian agt amdmnt